EXHIBIT T3B-4
This is a translation into English of the official Portuguese version of the articles of incorporation of a Brazilian corporation. In the event of a conflict between the English and Portuguese texts, the Portuguese text shall prevail.

OAS ENGENHARIA E CONSTRUÇÃO S.A.
Corporate Taxpayer (CNPJ) ID No. 18.738.697/0001-68
State Enrollment (NIRE) No. 35.3.0045602-5
MINUTES OF SPECIAL GENERAL MEETING
HELD ON AUGUST 30, 2018
1. DATE, TIME AND PLACE: Meeting held on August 30, 2018, at 10:00 AM, in the main place of business, located at Avenida Francisco Matarazzo, 1.350, 17o Andar, Sala 1.707, Água Branca, CEP 05001-100, city and state of Sao Paulo (the "Company").
2. CALLING AND ATTENDANCE: Publishing of invitation to meet dismissed according to Paragraph 4 in Article 124 of Statutory Law 6.404 dated December 15, 1976 (the "Business Corporation Act" or "BCA"), seeing as the shareholder owning the whole capital stock of the Company is present, according to signature on the Shareholders Presence Book.
3. PANEL: Mr. José Manuel Boulhosa Parada acted as the chairman of the meeting and invited Mr. André Vitorino Carvalho Tourinho to act as the secretary.
4. AGENDA: To pass resolution on: (i) resignation by members of the Board of Officers of the Company; (ii) reformulation of the Corporate Governance of the Company; (iii) election of members of the Board of Officers of the Company; and (iv) restatement of the Articles of Incorporation of the Company.
5. RESOLUTIONS: The only shareholder of the Company decided, without restrictions, to pass the following resolutions:
5.1. To accept the resignation by (i) Mr. Bruno Menezes Brasil from his title as General Counsel, according to letter of resignation received by the Company on January 2, 2018 and filed at the corporate main place of business; (ii) Mr. Josedir Barreto dos Santos from his title as Officer without specific designation; and (iii) Mr. Luiz Gustavo Libório Vianna from his title as Officer without specific designation; both according to letters of resignation received by the Company today and filed at the corporate main place of business.
5.2. To extinguish the titles of General Counsel and Officer without specific designation, and to create the titles of (i) Chief Executive Officer and (ii) Corporate Vice-President.
5.3. In view of that, to approve the Company's governance restructuring, which governance shall be the job of a Board of Officers composed of two (02) members residing in the country, elected and subject to dismissal at any time by the General Meeting, for a tree-year term of office, reelection allowed, one of them to be the Chief Executive Officer and the other one to be the Corporate Vice-President. Hence, Chapters III and V in the Company's Articles of Incorporation shall now read as written in the Restated Articles of Incorporation enclosed as Attachment I.
5.4. To elect for a unified term of office as of the date hereof thru the date the Regular General Meeting of the Company for 2019 is held, reelection allowed, misters: (i) Josedir Barreto dos Santos, a Brazilian national, married, lawyer, bearer of ID Card No. 9074788-75 SSP/BA and Taxpayer ID No. 837.873.725-04, as the Chief Executive Officer of the Company; and (ii) José Manuel Boulhosa Parada, a Brazilian national, married, business administrator, bearer of ID Card No. 06382475-27 SSP/BA and Taxpayer ID No. 780.708.995-49, as Corporate Vice-President of the Company; both of them domiciled at Avenida Francisco Matarazzo, 1.350, 17o Andar, Sala 1.707, Água Branca, CEP 05001-100, city and state of Sao Paulo, for the purposes of Article 149, § 2 in the BCA.

5.5. The Officers elected hereby accept the offices to which they were appointed, and expressly state, to all intents and purposes of law, that they are not prevented, by special legislation, from manage the company, and that they were not sentenced to and are not enforcing a sentence for (i) penalties that prohibit them from holding public office, even temporarily (ii) penalties for bankruptcy crimes, abuse of public office, subornment, bribery, solicitation of bribes, fraud in public office; (iii) penalties for crimes against the economy, crimes against the national financial system, crimes against competition, consumer crimes, crimes against public faith or crimes against property. The Officers elected hereby have taken office by putting their signatures on the deeds of investiture and statements of no impediment drawn up in the proper book, as filed in the corporate main place of business.
5.6. As a result thereof, to approve the restatement of the Company's Articles of Incorporation, which shall now read as written in Attachment I enclosed.
6. ADJOURNMENT: Nothing further to discuss. The meeting was adjourned and these minutes were drawn up, read and accepted, then signed by all present members. Panel: José Manuel Boulhosa Parada – Chairman; André Vitorino Carvalho Tourinho – Secretary. Present Shareholders: OAS S.A. [in court-supervised reorganization] (pp Josedir Barreto dos Santos). These minutes are written as a summary, as permitted by Article 130, Paragraph 1 in the BCA, and is a true and accurate copy of the original document entered in the proper book.
Sao Paulo, August 30, 2018.

[signed]	[signed]
José Manuel Boulhosa Parada	André Vitorino Carvalho Tourinho
Chairman of the Meeting	Secretary

Attachment I to Minutes of Special General Meeting of OAS Engenharia e Construção S.A.
held on August 30, 2018
OAS ENGENHARIA E CONSTRUÇÃO S.A.
Corporate Taxpayer ID No. 18.738.697/0001-68
State Enrollment No. 35.3.0045602-5
ARTICLES OF INCORPORATION
CHAPTER I
CORPORATE NAME, LIFESPAN, HEAD OFFICE AND CORPORATE PURPOSE
Article 1 – OAS ENGENHARIA E CONSTRUÇÃO S.A. (the "Company") is a joint-stock corporation governed by these Articles of Incorporation and the statutory provisions applicable thereto, especially Statutory Law 6.404 dated December 15, 1976 and any amendments thereto (the "BCA"), for an indefinite period of time.
Article 2 – The Company has its main place of business and jurisdiction at Avenida Francisco Matarazzo, 1.350, 17o Andar, Sala 1.707, Água Branca, CEP 05001-100, city and state of Sao Paulo, where its head office operates, and may open local offices, branches and agencies anywhere in the domestic territory or abroad, under resolution of the Board of Officers.
Article 3 – The corporate purpose of the Company is to exploit the business of civil engineering and the industry of civil and heavy works, including management and execution of projects and works; imports and exports in general; sale and purchase of materials, machines and equipment; sale and purchase of real estates at no brokerage; lease of real estates; to use and exploit ore deposits; sea, river and lake navigation, transport and dredging services; plant assembly and maintenance; electric, electronic, mechanical and electromechanical installations and mountings; when conducive to the corporate purpose; also to organize and take part in joint ventures and to hold equity interest in other companies as shareholder or stockholder.
CHAPTER II
CAPITAL STOCK AND SHARES
Article 4 – The subscribed capital is BRL 301,104,784.00 (three hundred and one million, one hundred and four thousand, seven hundred and eighty-four BRL) divided into 301,104,784 (three hundred and one million, one hundred and four thousand, seven hundred and eighty-four) common shares, nominative and at no par value, fully paid-in in domestic currency.
Article 5 – The shares of the Company are assured with such rights as provided for in the Law to the shares of that kind.
Paragraph 1: Each common share entitles to one vote in the resolutions of the General Meetings.
Paragraph 2: Under the Law, the Company may purchase shares of its own issuing, for cancellation or to be held in treasury for subsequent conveyance, upon consent of the General Meeting.
Paragraph 3: The Company may retain from an institution accredited to provide services of certificate issuer the entering and keeping of the shares registration and transfer books.

CHAPTER III
MANAGEMENT
Article 6 – The Company will be managed by a Board of Officers with the powers delegated by these Articles of Incorporation and the Law, and will be represented as plaintiff or defendant in accordance with Article 12 below.
Paragraph 1: The compensation payable to the Board of Officers shall be set by the General Meeting on a yearly basis.
Paragraph 2: The members of the Board of Officers will take office as described in Article 149 of the BCA with such requirements, impediments, duties, obligations and liabilities as stipulated in said Statutory Law, articles 145 to 158, surety dismissed.
Article 7 – The Board of Officers is composed of two (2) officers residing in the country, elected and subject to dismissal, at any time, by the General Meeting, for a three-year term of office, reelection allowed, with the following titles: one (1) Chief Executive Officer; and one (1) Corporate Vice-President.
Paragraph 1: By the end of their terms of office, the Officers shall remain in their offices until the new Officers take office.
Paragraph 2: Any Officer may make a specific nomination in writing for another member of the Board to substitute for him is his absences or temporary impediments, with the substituting member being entitled to his own vote and the vote of the substituted member.
Paragraph 3: In case of vacant office or final impediment of a member of the Board of Officers, the substitute shall be elected by the General Meeting to hold office, as the case may be, for the remaining term of office of the substituted Officer.
CHAPTER IV
OPERATION OF THE BOARD OF OFFICERS
Article 8 – The Board of Officers shall meet every time the corporate interests requires so, and the meetings shall be convened by any Officer, by means of written invitation to meet, by letter, email or any other communication means, return receipt requested, containing the place, date, time and agenda of the meeting. The invitations to meet shall as much as possible enclose the motions or documents to be approached or appraised.
Paragraph 1: The Meetings of the Board of Officers shall be instated when all its incumbent members are present and shall be presided by the Chief Executive Officer. Present at the meeting is the Officer who, at that time: (i) is represented by his substitute appointed as described in Paragraph 2 of Article 7 above; (ii) is attending the meeting through conference call, videoconference or any other communication means enabling to identify the Officer and to communicate simultaneously with the other present members; or (iii) has sent his vote in writing; with the chairman of the meeting being invested with power to sign the relevant Minutes of the Board of Officers Meeting on behalf of the Officer who is not personally present, in the events described in items (ii) and (iii) above.
Paragraph 2: The Meetings of the Board of Officers shall be held preferably at the corporate main place of business.
Paragraph 3: The resolutions of the Board of Officers shall be passed upon favorable vote by majority of present members.
Paragraph 4: In case of tie, if the Officers are in a deadlock, the matter at issue will be submitted to the General Meeting for discussion and ultimate decision.

Paragraph 5: All resolutions passed by the Board of Officers shall be entered in minutes drawn up in the relevant Board of Officers' Minutes Book and signed by the members of the Board of Officers who are present at the meeting, pursuant to the provisions in the last sentence of Paragraph 1 above.
CHAPTER V
THE OFFICERS' SCOPE OF ASSIGNMENTS AND REPRESENTATION
Article 9 – It is vested in the Officers, subject to the provisions of Article 12 hereof:
(i)	to advise to the General Meeting the key directives, within the goals and targets of the Company, for appraisal and decision;
(ii)
to assure the good progress of the corporate business, to decide and put in place all actions necessary for fulfillment of the corporate purpose, insofar as they are not the exclusive assignment of the General Meeting and do not require prior approval under the Articles of Incorporation;

(iii)	to contract, within the corporate purpose, with individuals or legal entities governed by public or private law, whether domestic or foreign;
(iv)
to prepare and submit, by the end of each fiscal year, the Financial Statements, under the BCA, evinced by the Independent Auditors Opinion, to the Board of Auditors – if instated – for review and to the General Meeting for approval;

(v)	to prepare the Company's budget;
(vi)	to approve standards, bylaws and manuals of the Company, always reporting to the General Meeting; and
(vii)
to represent the Company as plaintiff or defendant, in court or out of court, before any third parties, financial institutions, and federal, state and local instrumentalities, and to put in place any and all actions necessary for or conducive to the corporate business management, within the limits set by the Law and these Articles of Incorporation.

Sole Paragraph: Any and all acts perpetrated by shareholders, officers or legal representatives of the Company, binding the Company to obligations involving operations or transactions that are foreign to its corporate purpose, are hereby prohibited and shall be null and void in relation to the Company.
Article 10 – It is vested in the Chief Executive Officer, in addition to any other tasks that may be assigned to him:
(i)	to supervise and coordinate the operations of the Company, performing acts of decision and execution;
(ii)
to submit to the shareholders of the Company, every time the Company's Board of Officers decides for, duly substantiated motions to approve, amend, modify or review, as the case may be, the financial and investment policies, the business plan and/or the annual budget of the Company, attached to all the documents that may be necessary thereto;

(iii)	to nominate the other members of the Board of Officers for election by the shareholders of the Company according to these Articles of Incorporation.
Article 11 – It is vested in the Corporate Vice-President, in addition to any other tasks that may be assigned to him:

(i)	to supervise and coordinate the managerial tasks of the Company, by developing the strategic plan in his areas of expertise, in line with the Company's directives;
(ii)
to run and coordinate the tasks of human resources, information technology, internal communications, buildings, healthcare programs for employees of the Company and social responsibility programs, everything in accordance with the policies and directives set by the Board of Officers or Board of Directors;

(iii)
to supervise and coordinate the tasks of the financial, tax and treasury areas of the Company, as to fund raising and allocation, including money operations in bank accounts of the Company, preparing the budgets, cash flows, profitability spreadsheets, insurances, guarantees and account controls of the Company;

(iv)	to supervise, plan and coordinate the litigation and business legal affairs of the Company, including to set strategies of dispute resolution;
(v)
to coordinate, run and supervise the work of discussion and development of Corporate Governance projects for the Company, recommending to the shareholder the actions and policies to be adopted toward the improvement thereof;

(vi)	to foster the relationship with financial institutions and the money market in general.
Article 12 – Subject to the exceptions specified in these Articles of Incorporation, including Paragraph 2 and Paragraph 3 of this Article, the actions and operations of corporate business management entailing liability or obligation to the Company, or releasing the Company from obligations to third parties, may be carried out by: (i) any Officer in isolation; or (ii) one (1) legal representative in isolation; pursuant to the provisions of Paragraph 1 in this Article as regards the appointment of legal representatives.
Paragraph 1: The Company may, through the signature of one (1) Officer – or two (2) Officers together if for the purposes described in Paragraph 2 below – appoint legal representatives by granting them, for a definite term of effectiveness no longer than two (2) years, specific management powers, except for the powers under the ad judicia clause or for the defense of the Company's interests in administrative proceedings, which may be granted for an indefinite term of effectiveness.
Paragraph 2: It is hereby set out that the actions listed below shall depend on the joint signature by: (a) two (2) Officers; (b) one (1) Officer and one (1) legal representatives, within the limits of the powers granted to them; or (c) two (2) legal representatives, within the limits of the powers granted to them:
(i) conclusion of loan agreements, financing, derivatives, assignment of credit and any and all financial agreements and respective guarantees, in excess of BRL 5,000,000.00 (five million BRL), except for loans made between OAS Group companies;
(ii) issuance and endorsement of trade bills for the purpose of discount, pledge or collection, signature of lists of negotiable instruments, receipt and discharge in trade bills issued by the Company, with a value greater than BRL 5,000,000.00 (five million BRL);
(iii) accommodation or suretyship, including letters of credit, bank guarantee and performance bond, except guarantees granted in lease contracts and performance bonds arising from the contract of engineering services, for which individual representation will be allowed by any Officer;
(iv) purchase, encumbrance and/or sale of stocks or shares in companies in which the Company or companies of its economic group holds equity interest, observing the provisions in the paragraph below;
(v) sale, purchase and/or encumbrance of real estate on behalf of the Company.
Paragraph 3: The practice of the following acts depends on the prior written approval of the shareholders representing the majority of the capital stock:

(i)
sale, purchase and/or encumbrance of equity interest, in an amount exceeding BRL 10,000,000.00 (ten million BRL), except in order to secure funding for projects in which the Company or companies of its economic group participate, directly or indirectly, as stockholder or shareholder;

(ii)
granting of accommodation, suretyship and giving in guarantee, to: a) business foreign to the corporate purpose; or b) companies that do not belong to the same economic group as the Company, that is, do not control, are not controlled by, or are not under common control with, directly or indirectly, the Company;

(iii)	orientation of the Company's vote in the corporations where the Company is an indirect controlling shareholder, as to the matters listed in items (iii) and (viii) of Article 17 below; and
(iv)	approval by the Company, in relation to the subsidiaries, regarding the matters set forth in items (iii) and (viii) of Article 17 below.
CHAPTER VI
BOARD OF AUDITORS
Article 13 – The Board of Auditors shall be instated in the fiscal years in which it is convened under resolution of the shareholders, as provided for in the Law.
Article 14 – The Board of Auditors, when instated, shall be composed of at least three (3) and at most five (5) incumbent members and the same number of deputy members, elected by the General Meeting of Shareholders, reelection allowed, with such assignments and terms of office as stipulated in the Law.
Paragraph 1: The compensation payable to the members of the Board of Auditors shall be set by the General Meeting of Shareholders electing them.
Paragraph 2: The provisions of the BCA, articles 161 to 165, their paragraphs, items and letters, are to apply to the Board of Auditors as far as the rules of election, requirements, impediments, investiture, obligations, duties and liabilities are concerned.
CHAPTER VII
GENERAL MEETINGS
Article 15 – Subject to the law in force, the General Meeting shall be convened as in the following order:
(i)	by either Officer; or
(ii)	by the persons legally eligible under the BCA.
Paragraph 1: The works of the General Meeting shall be managed by a panel comprised of chairman and secretary selected by the present shareholders.
Paragraph 2: The Meetings will be held and the decisions will be made based on such quorums as specified in the applicable law in force.
Article 16 – The General Meetings shall be held:
(i)	on a regular and annual basis, with such purpose as described in Article 132 of the BCA, in the first fourth months following the expiration of the fiscal year; and
(ii)	on a special basis, every time the corporate interests shall require so.

Sole Paragraph: The set of foreign shareholders and groups of foreign shareholders cannot exercise in each general meeting a number of votes greater than 2/3 (two thirds) of the total votes that may be exercised by the Brazilian shareholders present at the meeting.
Article 17 – It is vested in the General Meeting, in addition to other matters listed in the Law or in these Articles of Incorporation:
(i)	amendment to these Articles of Incorporation;
(ii)	election and dismissal of the Company's Officers;
(iii)	setting and changing the compensation payable to the officers and the profit sharing program of the Company;
(iv)	approval of accounts and financial statements;
(v)	issuance of debentures;
(vi)	evaluation of properties contributed by the shareholder to compose the capital stock;
(vii)	transformation, merger, incorporation and spin-off of the Company;
(viii)	declaration of or application for bankruptcy, court-supervised reorganization, out-of-court reorganization, dissolution, liquidation, discontinuation of liquidation of the Company;
(ix)	allocation of net profits and distribution of dividends;
(x)	change of features, rights or benefits of existing shares, and creation and issuance of other classes or kinds of shares; and
(xi)	reduction of mandatory dividend.
CHAPTER VIII
FISCAL YEAR, PROFITS AND DIVIDENDS
Article 18 – The fiscal year shall begin on January 1 and shall end on December 31 each year, when the balance sheet and financial statements legally required shall be prepared.
Article 19 – Accrued losses, if any, and provision for income tax will be deducted from the revenue reported in the fiscal year, according to the law in force.
Article 20 – Once completed such deductions as mentioned in the former Article, the General Meeting may allocate to the officers and the employees of the company a share in the remaining profits, subject to legal reserves.
Article 21 – The balance after profit sharing deductions is the net profit for the fiscal year, to be presented to the General Meeting and to be allocated as follows:
(i)	five percent (5%) to set up the Legal Reserve, not to exceed twenty percent (20%) of the Capital Stock;
(ii)	set up of Reserves for Contingencies, where necessary;
(iii)	set up of Reserves for Profits Receivable, if any, according to law;
(iv)
payment of annual mandatory dividends of at least twenty-five percent (25%) on the net profits for the fiscal year, adjusted according to law, considering the deductions described in items (i), (ii) and (iii) above; and

(v)	the General Meeting will pass resolution on the allocation of the remaining balance of net profits for the fiscal year.
Article 22 – The Company may prepare monthly balance sheets and, based thereon, decide the payment of dividends.
Sole Paragraph: The Board of Officers may declare interim dividends to the account of profits reserve reported in the balance sheet.
CHAPTER IX
LIQUIDATION
Article 23 – The Company will undergo liquidation in such cases as described in the Law, it being vested in the General Meeting to select the liquidators and the members of the Board of Auditors to operate during the liquidation period, setting their compensation.
According to its original drawn up in the proper book.
Sao Paulo, August 30, 2018.
[signed]	[signed]
José Manuel Boulhosa Parada	André Vitorino Carvalho Tourinho
Chairman of the Meeting	Secretary